                            BAKER HUGHES INCORPORATED              EXHIBIT 10.40
                        INCENTIVE STOCK OPTION AGREEMENT


Name                                                              SHARES
Grantee                                                           Shares Granted

Pursuant to action taken by the Compensation Committee of the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (the "Company"), for the purposes of administration of the Baker Hughes Incorporated Long Term Incentive Plan (the "Plan"), the above-named Grantee is hereby granted an incentive stock option (within the meaning of Section 422(b) of the Internal Revenue Code) to purchase the above number of shares of the Company's $1 par value per share common stock at the exercise price of $21.00 for each share subject to this option, payable at the time of exercise. Subject to the terms of the Plan and this Stock Option Agreement regarding exercise, this option will vest and become exercisable with respect to increments of thirty-three and one-third percent (33-1/3%) of the shares subject to this option on the first day of October in each of the years 1999, 2000 and 2001, provided the Grantee remains employed by the Company or its subsidiaries. This option may not be exercised after October 1, 2008.

The following provisions will apply in the event of Grantee's termination of employment:

                  1. If Grantee's employment is terminated for any reason (other than fraud, theft, embezzlement, conflict of interest, death, retirement or disability, which is covered by paragraphs 2, 3 and 4 below), this option will wholly and completely terminate on the date of termination of employment, to the extent it is not then exercisable; however, to the extent the option is exercisable, Grantee shall have three months from the date of termination of employment to exercise the option but in no event later than October 1, 2008.

                  2. If Grantee's employment is terminated because of fraud, theft or embezzlement committed against the Company or one of its subsidiaries, or for conflict of interest as provided in the Plan, this option will wholly and completely terminate on the date of termination of employment.

                  3. In the event of the retirement (such that the Grantee's age plus years of service with the Company equals or exceeds 65) or disability of the Grantee, all granted but unvested options shall immediately vest upon the Grantee's retirement or disability. The Grantee shall have three years from the date of termination of employment due to retirement or disability to exercise this option (but in no event later than October 1, 2008).

                  4. Upon the death of the Grantee in active service, all granted but unvested options shall immediately vest upon the Grantee's death and otherwise shall be exercisable for a period of one year following Grantee's death (but in no event later than October 1, 2008).

Cashless exercise, in accordance with the terms of the Plan, shall be available to Grantee for the shares subject to this option.

To the extent the exercise of this option results in taxable income to Grantee, the Company is authorized to withhold from any remuneration payable to Grantee any tax required to be withheld by reason of such taxable income.

This option is granted under and is subject to all of the provisions of the Plan. This option is not transferable by the Grantee otherwise than by will or by the laws of descent and distribution, and is exercisable during the Grantee's lifetime only by the Grantee.

         Date of Grant:             October 1, 1998

                                    BAKER HUGHES INCORPORATED

                                    ---------------------------------
                                         G.S. FINLEY
                                         SENIOR VICE PRESIDENT